Exhibit 99.1

Non-binding English translation of Russian Notice of Pre-emptive Right Exercise

THE TEXT OF THIS DOCUMENT IN ENGLISH LANGUAGE IS A TRANSLATION PREPARED FOR INFORMATION PURPOSES ONLY. THE TRANSLATION MAY CONTAIN DISCREPANCIES AND OMISSIONS AND DOES NOT REPLACE THE RUSSIAN TEXT OF THE DOCUMENT. IN ANY AND ALL CASES THE TEXT OF THIS DOCUMENT IN RUSSIAN LANGUAGE SHALL PREVAIL.

This rights offering is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Number of shares held by a shareholder as of July 29th, 2011

Notification

an option to exercise the preemptive right to acquire additional shares in Open Joint Stock Company Federal Grid Company of the Unified Energy System (hereinafter, “Notification”)

Open joint stock company Federal Grid Company of the Unified Energy System (hereinafter, Issuer, Company, and JSC FGC UES) located at: 5A, Akademika Chelomeya street, Moscow, Russia, 117630, hereby notifies its shareholders that on September 08th, 2011, the FSFM of Russia registered an additional issue and prospectus of the ordinary registered non-documentary shares of JSC FGC UES with state registration number 1-01-65018-D-103D (hereinafter, “shares”) placed via open subscription.

The number of additional offering shares is ten billion three hundred and twenty one million six hundred and one thousand eight hundred and fifty three (10,321,601,853) with par value of 50 (Fifty) kopecks each share.

Subject to Articles 40 and 41 of Federal Law 208-FZ on Joint Stock Companies, the Company’s shareholders shall have the preemptive right to acquire additional shares placed via open subscription in the number proportional to the ordinary JSC FGC UES shares already held by them.

The list of persons holding the preemptive right to purchase additional shares is drafted on the basis of the Issuer’s register of shareholders at the date of the resolution of the Board of Directors of JSC FGC UES of July 29th, 2011 which is the reason for issuing additional shares.

1.             Additional shares offering price:

The price of offering shares to persons holding the preemptive right for acquiring additional shares - 50 (Fifty) kopecks for each additional ordinary registered share is established by the Issuer’s Board of Directors (Minutes No. 138 of July 29th, 2011).

2.             Procedure of application processing of persons exercising the preemptive right to acquire shares:

Offering of additional shares to persons holding the preemptive right to purchase such securities shall be made pursuant to written applications for acquisition of the offered securities (hereinafter, “Applications”) filed by such persons with enclosed payment documents.

The Application shall contain the following details:

•              title: Application for acquisition of ordinary registered non-documentary shares in JSC FGC UES of additional issue subject to the preemptive right;

•              full name of a shareholder/legal entity holding such preemptive right to purchase offered securities;

•              address of residence/location of such person/entity holding the preemptive right to purchase the offered securities; and

•              number of purchasing securities.

It is advisable to include the following details in the Application:

•              Taxpayer’s identification number (if any);

•              Individuals: passport details (series, number , issue date and issuing body);

•              Legal entities: details of state registration (including for Russian legal entities, date, registering body, certificate number and OGRN (primary state registration number);

•              number of shareholder’s account in the Company’s register for transferring purchased shares thereon. If such shares are transferred to the nominees account in the Issuer’s shareholder register, please, indicate the full name of the depositary (hereinafter, First Level Depositary), such depositary’s state registration details (OGRN, name of the registering body, date of state registration, and entry date into the Unified State Register of Legal Entities), number of the deposit account of the

Applicant, date and number of inter-depositary agreement concluded between the First Level Depositary and the Second Level Depositary (and so on, please, indicate the whole chain to the nominal holder where the holder of JSC FGC UES registered securities has its deposit account relating to the offering securities.);

•              Applicant’s bank details for possible refunds;

•              Applicant’s contact information (mail address, telephone number and international code, and e-mail address); and

•              reference to the payment document confirming payment of offered securities by the Applicant and enclosed to the Application.

A recommended Application form is posted by the Issuer on its website at www.fsk-ees.ru no later than the issue or service date of the notification on the option to execute the preemptive right.

The Application shall be signed by a person holding the preemptive right to acquire the offered securities (or by its authorized representative with an enclosed copy of original copy or notarized and duly executed power of attorney or any other document confirming the authority of such representative) and for legal entities the Application shall be stamped (if there is any stamp available).

The Applications shall be accepted daily, except Saturdays, Sundays and holidays, from 10:00 to 16:00, Moscow time, at: 1/32 Novorogozhskaya street, Moscow, 109544, Russia, Closed Joint Stock Company Registrar Company STATUS.

Post address to file Applications by Russian applicants: 1/32 Novorogozhskaya street, Moscow, 109544, Russia, Closed Joint Stock Company Registrar Company STATUS.

The Application shall be accepted within the term of validity of the preemptive right until December 20, 2011.

If:

•              the Application does not comply with the requirements of the Russian Federation law, Clause 8.5 of the Resolution on Additional Issue of Securities and Clause 9.3 of Securities Prospectus);

•              the Application provides no information to qualify a person on whose behalf such Application is filed as a person holding the preemptive right to acquire offered securities;

•              no original copy or notarized copy of the properly executed power of attorney or any other document confirming the authority of a representative is enclosed to the Application signed by a representative of the person holding the preemptive right to acquire shares;

•              no document confirming payment is enclosed to the Application; and

•              the Issuer received the Application upon the expiry of the preemptive right.

The Issuer will notify the person filing such Application that such person is not eligible to exercise its preemptive right to purchase shares on the terms set forth in the Application and specify the reasons why such person is not eligible to exercise such preemptive rights no later than within 5 (Five) business days of the Application receipt at the mail address indicated in the Application.

Such notification shall mention the possibility to refile the Application before the expiry of the validity term of the preemptive right.

If the Issuer refuses to satisfy the Application, the funds received by the Issuer as payment for shares shall be returned to the Applicant via bank transfer within 60 (Sixty) days of the expiry date of the preemptive right applying bank details specified in the Application.

If the Application is satisfied, the Issuer shall send a transfer order to transfer shares to the personal account of such person (nominal holder keeping record of the rights of such person to hold Issuer’s shares) within at least 2 (Two) days from the date of preemptive right expiry.

In at least 3 (Three) business days from the receipt date of such transfer order, the Registrar shall write-off the relevant number of additional shares from the Issuer’s account specified in the transfer order and transfer them to the account of the Applicant or nominal holder specified by the Applicant in its Application.

The Agreement on acquiring shares with persons executing their preemptive right of acquiring offering securities shall be deemed concluded starting from the date of Issuer’s receipt of the Application with enclosed payment documents.

3.             Term of exercising the preemptive right:

The Issuer shall receive the Application within the term of validity of the preemptive right, i.e. until December 20, 2011.

4.             Defining the number of shares eligible for purchase by each person holding the preemptive right to such purchase:

The following formula shall apply to calculate the maximum number of shares which a person may acquire under its preemptive right to purchase shares in proportion to the number of Issuer’s ordinary shares already held by such person as of July 29th, 2011 (the date of resolution by the Board of Directors of JSC FGC UES which is the reason for issuing additional shares):

K=S*(10,321,601,853/1,255,948,128,393), where

K — maximum number of shares in the additional issue available for purchase by the person holding the preemptive right to purchase shares;

S — number of Issuer’s ordinary shares held by the person holding the preemptive right to purchase shares as of July 29th, 2011 (the date of resolution by the Board of Directors of JSC FGC UES which is the reason for issuing additional shares);

10,321,601,853 — number of offered shares; and

1,255,948,128,393 — number of outstanding ordinary shares as of July 29th, 2011 (the date of the resolution of the Board of Directors of JSC FGC UES the decision which is the reason for issuing additional shares).

If the Application indicates lesser number of shares than the number of shares paid under the payment document on offered shares, the Issuer shall satisfy such Application for the number of shares set forth in the Application. The Issuer shall refund the Applicant in rubles for the amount exceeding the value of the offered shares which are stipulated in the Application by making payment to the account indicated in the Application no later than within 60 (Sixty) days from the expiry date of the preemptive right; and where the Application indicates no such bank details, the Issuer shall apply details indicated in the refund request.

If the Application indicates larger number of shares than the number of shares paid by the Applicant under the payment document enclosed to the Application, the Applicant’s preemptive right shall be deemed exercised in terms of the paid number of shares.

If the number of shares indicated in the Application exceeds the maximum number of shares available for purchase to the Applicant and provided all other conditions are met, the Application shall be satisfied to the extent of the maximum number of full shares available for purchase by such person calculated as set forth above. The Issuer shall refund the Applicant in rubles for the amount exceeding the value of the maximum whole number of shares available for purchase to the Applicant by making payment to the account indicated in the Application no later than within 60 (Sixty) days from the expiry date of the preemptive right; and where the Application indicates no such bank details, the Issuer shall apply details indicated in the refund request.

5.             Payment procedure by persons exercising preemptive rights:

Potential buyers shall pay for the shares via bank transfer in the currency of the Russian Federation.

Payment period: payment of shares offered under preemptive rights shall be made simultaneously with filing the Application for purchase of the offered shares.

Bank transfer: payment orders

Payee’s details for funds transfer:

Payment type: JSC FGC UES, Moscow Bank of Sberbank of Russia, JSC, Moscow, INN: 4716016979, KPP: 997450001.

Payee’s current account № 40702810038120108301.

Payee’s Bank: JSC Sberbank of Russia, Moscow

BIK 044525225 correspondence account № 30101810400000000225.

Purpose: share payment

The Decision on Additional Issue of Shares and Securities Prospectus are available on JSC FGC UES website at: http://www.fsk-ees.ru

All stakeholders may review the documents and receive their copies for a fee not exceeding the cost of their copying within 7 (Seven) days from the date of the relevant request at the following address: 5A, Akademika Chelomeya street, Moscow, Russia, 117630.

On all matters related to the execution of the preemptive right, JSC FGC UES shareholders may contact the Corporate Governance Department of JSC FGC UES at: 5A, Akademika Chelomeya street, Moscow, Russia, 117630, telephone: 8-800-200-18-81.